STOCK PURCHASE AGREEMENT

ANESTHESIA SOLUTIONS, INC.

     Stock Purchase Agreement entered into as of this 1st day of July, 1997, by and among EQUIMED, INC., a Delaware corporation (the "Buyer") ANESTHESIA SOLUTIONS, INC., a Delaware corporation (the "Company"), and DOUGLAS R. COLKITT, M.D. (the "Seller"). The Buyer, the Seller, and the Company are referred to collectively herein as the "Parties".

     This Agreement contemplates a transaction in which the Buyer will acquire all of the outstanding capital stock of the Company from the Seller in exchange for the Buyer's common stock through a stock purchase.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties agree as follows:

ARTICLE I

Definitions

     The Parties agree that, as used in this Agreement, the following terms shall have the following meanings:

     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement Liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local or foreign law.

     "Aggregate EquiMed Common Stock Value" shall have the meaning set forth in Section 2.4.

     "Audit" shall mean the audited balance sheets and statements of income, changes in retained earnings and cash flow as of and for the fiscal years ended December 31, 1997.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Buyer" has the meaning set forth in the preface above.

     "Closing" shall have the meaning set forth in Section 2.2.

     "Closing Date" shall have the meaning set forth in Section
2.2

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the preface above.

     "Company Assets" shall have the meaning set forth in Section
4.6(a).

     "Company's Debts" shall have the meaning set forth in
Section 2.5(b).

     "Company Share" shall mean each share of voting capital stock of the Company issued and outstanding.

     "Confidential Information" means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

     "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

     "Deferred Intercompany Transaction" has the meaning set forth in Treasury Regulation Section 1.1502-13.

     "Delaware General Corporation Law" means the General
Corporation Law of the State of Delaware, as amended.

     "Disclosure Schedule" has the meaning set forth in preamble to Article IV below.

     "Effective Date" shall mean July 1, 1997.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension-Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(l).

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "EquiMed Common Stock" shall have the meaning set forth in
Section 2.4(e).

     "EquiMed Stock Value" shall have the meaning set forth in
Section 2.4.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "Excess Loss Account" has the meaning set forth in Treasury
Regulation Sections 1.1502-19.

     "Fiduciary" has the meaning set forth in ERISA Section
3(21).

     "Financial Statements" shall mean unaudited balance sheets and statements of income, as of and for the fiscal year ended December 31, 1996 for the Company and unaudited balance sheets and statements of income, as of and for the five months ended June 30, 1997 for the Company.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation),(g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means actual knowledge after reasonable investigation.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Liens" means any mortgage, pledge, lien, encumbrance, charge, option or other security interest, and, with respect to any security, in addition to above, any restriction on voting.

     "Most Recent Fiscal Month End" shall mean June 30, 1997.

     "Multiemployer Plan" has the meaning set forth in ERISA Sec.
3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Parties" has the meaning set forth in the preface above.

     "PBGC" means the Pension Benefit Guaranty Corporation,

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Prohibited Transaction" has the meaning set forth in ERISA
Sec. 406 and Code Sec. 4975.

     "Reportable Event" has the meaning set forth in ERISA Sec.
4043.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) other liens arising in the Ordinary
Course of Business and not incurred in connection with the borrowing of money.

     "Seller" has the meaning set forth in the preface above.

     "Share" means any share of the voting common stock of the Company as described in Section 2.1.

     "Stock Consideration" shall have the meaning set forth in
Section 2.4.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section 8.4 below.


ARTICLE II

Basic Transaction

     2.1  Sale of Corporate Shares.   The Seller shall sell to
the Buyer and the Buyer shall purchase from the Seller all of the issued and outstanding shares of stock in the Company in exchange for the Stock Consideration described in Section 2.4 below. The Seller is the owner of all the issued and outstanding stock of the Company as listed in Section 4.2 below (the "Shares").

     2.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Williamson, Friedberg & Jones in Pottsville PA, commencing at 9:00 a.m. local time on the 5th business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

     2.3 Actions at the Closing. At the Closing, (a) the Company and Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in (7.1 below, (b) the Buyer will deliver to the Company and Seller the various certificates, instruments, and documents referred to in (7.2 below and (c) Seller will deliver to the Buyer, free and clear of all encumbrances, certificates for the Shares which he is required to sell in negotiable form, with all requisite transfer stamps attached.

     2.4  (a)  Stock Consideration.   In exchange for the
Seller's Shares, the Buyer agrees to issue and Seller shall have the right to receive as the stock consideration (the "Stock Consideration") the number of shares of EquiMed Common Stock with an aggregate value equal to 5.5 multiplied by the EBITDA for the calendar year ended December 31, 1997 less an amount equal to the Company's Debt (as defined in Section 2.5 below) as of June 30, 1997 (the "Aggregate EquiMed Common Stock Value"). For the purposes of this Section 2.4, the "EquiMed Stock Value" for a share of EquiMed Common Stock shall be (1) the average reported closing sales price of EquiMed Common Stock for the ten (10) trading days following August 1, 1997, as reported by NASDAQ, plus (2) the average reported closing sales price of EquiMed Common Stock for the ten (10) trading days following December 31, 1997, as reported by NASDAQ, divided by two (2).

          (b)  EBITDA Calculation.  For the purposes of this
Section 2.4, EBITDA shall mean (a) Net Income, plus (b) the sum of the following to the extent deducted in the determination of Net Income: (i) income and franchise taxes, (ii) Interest Expense and (iii) amortization, depreciation and other non-cash charges (including amortization of goodwill, transaction expenses, covenants not to compete and other intangible assets). Further, for the purposes of calculating EBITDA in this Section 2.4, the Company's billing costs shall be assumed to be 2.5% of Net Patient Revenues for the year rather than the actual billing costs incurred.

          The term "Net Patient Revenues" shall mean gross revenues minus contractual adjustments and uncollectable accounts receivable, computed on accrual basis in accordance with GAAP consistently applied.

          The term "Net Income", as used in the definition of EBITDA above, shall mean the net income (or loss) of the Company for the year determined in accordance with GAAP; provided, that there shall be excluded from net income (or loss) any after-tax extraordinary gains or extraordinary losses.

          The term, "Interest Expense", as used in the definition of EBITDA above, shall mean the gross interest expense (including without limitation, interest expense attributable to capital leases and all net obligations pursuant to hedging agreements) of the Company, less interest income of the Company, all determined for such period in accordance with GAAP.

          (c) 12/31/97 Financial Statements. As soon as practical following December 31, 1997, but in no event later than 90 days thereafter, the Buyer shall cause to be prepared and delivered to Seller audited financial statements including audited balance sheet and statements of income, changes in retained earnings and cash flow as of and for the fiscal year ended December 31, 1997, audited by Ernest and Young, Certified Public Accountants (the "Accountants") or other certified public accounting firm acceptable to Buyer and Seller (the "1997 Financial Statements"). The 1997 Financial Statements shall be
prepared in accordance with GAAP.   The Accountants shall
calculate EBITDA as defined in this Section 2.4. The 1997 Financial Statements prepared by the Accountants and the EBITDA calculation by the Accountants shall be deemed conclusive and binding on the Buyer and Seller.

          (d)  Issuance of the Stock Consideration.  The Stock
Consideration shall be issued to the Seller on the 15th day after the Buyer's delivery of the 1997 Financial Statements and the EBITDA calculation in final form to the Seller.

     2.5  Adjustment to Stock Consideration; Company Debt.
          (a) Seller agrees that to the extent that the Company's working capital deficit as of June 30, 1997 exceeded $10,000,000, as determined in the future by the amounts actually collected and paid by the Company, an amount equal to the excess of the working capital deficit over $10,000,000 (which amount shall not include any debt owed to National Century Financial Enterprises ("NCFE") or any of its affiliates with respect to accounts receivable financing and/or any debt owed to EquiMed, Inc or any of its affiliates, except to the extent that NCFE liabilities and the liabilities owed to EquiMed for accounts receivable financing as of June 30, 1997 exceeded the Company's accounts receivable as of June 30, 1997 that are actually collected by the Company) shall be offset against the Colkitt Payables owed to the Seller, or, if the Colkitt Payables have already been satisfied, shall be paid by the Seller to the Company, or, at the election of Buyer, reduce the number of shares issued as the Stock Consideration by subtracting the excess from the Aggregate EquiMed Common Stock Value.

          (b) The Stock Consideration shall also be subject to adjustment if the Company's Debt (as herein defined) exceeds
$13,000,000.   The Seller agrees to indemnify and hold harmless
the Company and the Buyer for all Liabilities related to the Company's Debt in excess of $13,000,000 (the "Excess Debt"). In addition to having an indemnification claim against the Seller for the Excess Debt, the Company and the Buyer shall have the right to offset the Excess Debt against the Colkitt Payables and, at the election of Buyer, reduce the Aggregate EquiMed Stock Value payable to the Seller by all or a portion of the Excess Debt. "Company's Debt" shall include all Liabilities including the Colkitt Payables and all the "Allegiant Obligations", which shall include all amounts ultimately determined to be payable by the Company to Allegiant, Richard L. Jackson or others related thereto, including but not limited to the amounts payable under the Primary Note, the Variable Note and the Allegiant "Assumed Liabilities" as those terms are described in the Allegiant Asset Purchase Agreement, dated as of June 1, 1996 between the Company, Allegiant Physician Services, Inc. and Richard L. Jackson (and specifically including any financing or refinancing by NCFE or others of Allegiant Obligations or acquisition debt related to ASI's acquisition of the business from Allegiant), but shall exclude any accounts receivable financing liabilities debt with NCFE or any of its affiliates and/or any and all debt with EquiMed, Inc. or any of its affiliates, except to the extent that NCFE liabilities and the liabilities owed to EquiMed for accounts receivable financing as of June 30, 1997 exceed the Company's accounts receivable as of June 30, 1997 that are actually collected by the Company. The "Colkitt Payables" include the amounts owed by the Company to Seller whether reflected as a shareholder payable or a shareholder receivable with a negative balance.

ARTICLE III
Representations and Warranties Concerning the Transaction

     3.1  Representations and Warranties of the Sellers.

          The Seller represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1) with respect to himself, except as set forth in Schedule 3.1 attached hereto.

     (a) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except as described in Schedule 3.1(a).

     (b) No Violation of Laws or Agreements. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which he is bound or to which any of his assets is subject.

     (c) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

     (d) Investment. The Seller (i) understands that the shares to be issued as the Stock Consideration have not been, and will not be, registered under the Securities Act or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Stock Consideration solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with Knowledge and experience in business and financial matters, (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Stock Consideration, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Stock Consideration, and (vi) is an Accredited Investor for the reasons set forth on Schedule 3.1.

     (e) Seller's Shares. The Seller holds of record and owns beneficially all the issued and outstanding shares of common stock of the Company, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Company.

     3.2  Representations and Warranties of the Buyer.

          The Buyer represents and warrants to the Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2) with respect to Buyer, except as set forth in Schedule 3.2 attached hereto.

     (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except as described in Schedule 3.2(b).

     (c) No Violation of Laws or Agreements. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

      (d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.


ARTICLE IV
Representations and Warranties Concerning the Company.

     The Seller and Company jointly represent and warrant to the Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the disclosure schedules delivered by the Seller and Company to the Buyer on the date hereof (the "Disclosure Schedules"). Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedules identify the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing or inclusion of a copy of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein unless the representation or warranty has to do with the existence of the document or other item itself. The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.

     4.1  Organization, Qualification, and Corporate Power.

          The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required which jurisdictions are listed on
Schedule 4.1. The Company operates under the registered fictitious names and has filed fictitious name registrations for such name in every jurisdiction where such registration is required, which fictitious names and jurisdictions are listed in
Schedule 4.1. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Schedule 4.1 of the Disclosure Schedule lists the directors and officers of the Company. The Seller has delivered to the Buyer correct and complete copies of the Articles of Incorporation and charter and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its articles of incorporation, charter or bylaws.

     4.2  Capitalization.

          The entire authorized capital stock of the Company consists of 1500 Shares, of which 500 Shares are issued and outstanding and owned by the Seller. No Shares are held in treasury. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

     4.3  No Violations of Law or Agreements.

          Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate, to the best Knowledge of Seller, any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject, (ii) violate any provision of the articles, charter or bylaws of any of the Company or (iii) to the best Knowledge of Seller conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except as maybe disclosed in Schedule 4.3.

     4.4  Authorization and Enforceability.

          The Company has full corporate power and authority to make, execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate (including shareholder) action on the party of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency or other similar laws affecting the enforcement of creditors' rights or by general principles of equity..
     4.5  Brokers' Fees.

          The Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     4.6  Assets.

          (a)  Assets.   All the assets of the Company as of June
30, 1997, excepting inventories and supplies, are listed on
Schedule 4.6(a) (the "Company Assets"). The Company has good and marketable title to, or a valid leasehold interest in, the Company Assets and any assets acquired subsequent to June 30, 1997, free and clear of all Security Interests excepting those Security Interests described in Schedule 4.6(a), except for properties and assets disposed of in the Ordinary Course of Business since June 30, 1997.

          (b)  Notes and Accounts Receivable.   All the accounts
and notes receivable of the Company as of June 30, 1997 are listed on Schedule 4.6(b) (the "Accounts Receivable"). The Company accounts receivable have been sold or transferred or will be sold or transferred and are not included in this transaction and all liabilities of the Company with respect to the accounts receivable financing with EquiMed, Inc., NCFE, or others shall remain the responsibility of the Seller and shall be subject to indemnification claims against Seller under Article VIII and not limited by the Threshold. The outstanding liabilities of the Company to NCFE, EquiMed, Inc. and others with respect to the sale of accounts receivable or the financing of accounts receivable of the Company as of June 30, 1997 are listed on
Schedule 4.6(b).

     4.7  Subsidiaries.

          The Company has no Subsidiaries.

     4.8  Financial Statements.

          The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, and are consistent with the books and records of the Company (which books and records are correct and complete).

     4.9  Events Subsequent to December 31, 1996.

          Since December 31, 1996 there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Company. Without limiting the generality of the foregoing, since that date:

          (a) no party (including any of the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $5,000, to which Company is a party or by which Company is bound;

          (b) the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

          (c) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $50,000 in the aggregate;

          (d) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          (e) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or recorded any stock transfers on its books;

          (f) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

          (g) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          (h) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (i) the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          (j) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

          (k) the Company has not sold or otherwise disposed of any Company Assets as defined in Section 4.6(a) above, including any Company Assets acquired since December 31, 1996, except in the Ordinary Course of Business.

     4.10 Liabilities.

          The Company does not have any Liability as of June 30, 1997 (and to the best Knowledge of Seller there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability), except for (i) Liabilities listed and described in adequate detail on Schedule
4.10 and (ii) Liabilities which have arisen after June 30, 1997 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     4.11 Legal Compliance.

          To the best Knowledge of Seller, the Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     4.12 Tax Matters.

          (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return, except as described in Schedule 4.12(a). No claim has ever been made by any authority in a jurisdiction where any of the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) Schedule 4.12(c) lists all federal, state, local, and foreign income Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

          (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) The unpaid Taxes of the Company (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the June 30, 1997 Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

     4.13 Real Property.

     (a)  Real Property Owned.

          The Company does not own any real property.

          (b) Real Property Leased. Schedule 4.13(b) lists and describes briefly all real property leased or subleased to the Company (the "Leases"). The Sellers have made available to the Buyer correct and complete copies of the Leases listed in
Schedule 4.13(b) (as amended to date). With respect to each lease and sublease listed in Schedule 4.13(b):

          (i) the transaction described in this Agreement does not constitute a prohibited assignment under any lease and the consent of any landlord is not required under any lease for the lease to continue after this transaction;

          (ii) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

          (iii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

          (iv) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

          (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

          (vii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

          (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities
(including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

          (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

     4.14 Intellectual Property.

          (a) The Company does not own or have the right to use pursuant to license, sublicense, agreement, or permission any Intellectual Property necessary or desirable for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted excepting appropriate licenses for software used in its operations.

          (b) To the Knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted.

     4.15 Contracts.

          Schedule 4.15 lists the following contracts and other agreements to which the Company is a party:

          (a) any and all anesthesiologist management services contracts and all other management services contracts with all hospitals and other providers (the "Management Contracts");

          (b)  any and all employment contracts (the "Employment
Contracts") or independent services contracts (the "Independent
Services Contracts") for the professional services of physicians and certified nurse anesthesists.

          (c) any operating leases or other agreements (or group of related agreements) for the lease of personal property to or from any Person;

          (d) any notes, loans or capital leases (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (e) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis in addition to those described in Section 4.15(b) above;

          (f) any agreement concerning a partnership or joint venture;

          (g) any agreement concerning confidentiality or noncompetition;

          (h)  any agreement with the Seller and his Affiliates
(other than the Company);

          (i) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

          (k) any other agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of the Company.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Schedule 4.15 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.15. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

     4.16 Powers of Attorney.

          There are no outstanding powers of attorney executed on behalf of the Company.

     4.17 Insurance.

          Schedule 4.17 sets forth a list of all insurance policies (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 2 years and indentifies the insurer, type insurance, policy number, and whether there is any retroactive premium adjustment provisions.

     4.18 Litigation.

          Schedule 4.18 sets forth each instance in which the Company (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the best Knowledge of the Seller and the directors and officers (and employees with responsibility for litigation matters) of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 4.18 could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. The Seller and the directors and officers (and employees with responsibility for litigation matters) of the Company do not have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

     4.19 Employees.

          Schedule 4.19 contains a list of all the employees of the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.

     4.20 Employee Benefits.

          (a) Schedule 4.20(a) lists each Employee Benefit Plan that the Company maintains or to which any of the Company contributes.

          (i) To the best Knowledge of Seller, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

          (ii) To the best Knowledge of Seller, all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-ls, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

          (iii) To the best Knowledge of Seller, all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company.

          (iv) The Seller will cause to be delivered to the Buyer upon Buyer's request, correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

          (b) With respect to each Employee Benefit Plan that the Company, maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

          (i) To the best Knowledge of Seller, no such Employee Benefit Plan which is in Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Company threatened.

          (ii) To the best Knowledge of Seller, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Company, threatened. Neither the Seller nor any of the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

          (iii) To the best Knowledge of Seller, the Company has not incurred, and neither of the Seller nor any of the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any reason to expect that the Company will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

          (c) To the best Knowledge of Seller, neither the Company nor any of the other members of the Controlled Group of Corporations that includes the Company, if any, contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

          (d) To the best Knowledge of Seller, the Company does not maintain nor ever has maintained nor contributes, ever has contributed, nor ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

     4.21 Guaranties.

          The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other
Person.

     4.22 Environment, Health and Safety.

          (a) The Company and its predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company, and its predecessors and Affiliates, has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

          (b) The Company does not have any Liability (and the Company and its predecessors and Affiliates has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint claim, or demand against the Company giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

     4.23 Disclosure.

          The representations and warranties contained in this
Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V
PRE-CLOSING COVENANTS

     The Parties agree that this Agreement will be executed in final form the same day as or shortly before the Closing and each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below). The Schedules to this Agreement will be prepared and attached to this Agreement prior to Closing.

ARTICLE VI
POST CLOSING COVENANTS

     The Parties agree as follows with respect to the period following Closing.

     6.1  General.

          In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including but not limited to the issuance of the Stock Consideration at the time specified in Section 2.4(d), each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request. The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

     6.2  Litigation Support.

          In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, Claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense.

     6.3  Transition.

          The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closings as it maintained with the Company prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Company to the Buyer from and after the Closing Date.

     6.4  Confidentiality.

          The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use his best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     6.5  Covenant Not to Compete.

          For a period of 2 years from and after the Closing Date, the Seller will not engage directly or indirectly in any business that the Company conducts as of the Closing Date; provided, however, that no owner of less than 10% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction or an arbitrator declares that any term or provision of this Section 6.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The Seller's ownership interest in Buyer or National Medical Financial Services, Inc. shall not be construed as a violation of this covenant. Notwithstanding the above, the covenant not to compete set forth in this Section 6.5 shall terminate automatically (i) in the event that the Seller owns less than 51% of the issued and outstanding common stock of the Buyer or (ii) in the event that the Company sells its interests in the Company's business operations and contracts to a third party.

ARTICLE VII
CONDITIONS TO CLOSING

     7.1  Conditions Precedent to Obligations of Buyer with
Respect to the Closing.

          The obligation of the Buyer to consummate the transaction to be performed by it in connection with the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in whole or in part by the Buyer at Buyer's option):

          (a) Performance of Agreements. Seller and the Company shall have performed all the covenants and complied with all the provisions required by this Agreement to be performed or complied with by them on or before the Closing Date and Buyer shall have received a certificate to such effect signed by Seller and the president of the Company.

          (b)  Representations and Warranties.  The
representations and warranties of the Seller and the Company set forth in Section 3.1 and Article IV shall have been true and correct on the date when made and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date.

          (c) Opinion of Counsel. Buyer shall have received from Marcy L. Colkitt and Associates, P.C., counsel for Seller and Company an opinion dated the Closing Date, in substantially the form of Exhibit "B" hereto.

          (d) No Injunction; Litigation; etc. No statute, rule or regulation or order of any court or other authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or adversely effect the Buyer's direct or indirect ownership of the Company or which would limit or adversely effect Buyer's conduct of any of the businesses of the Company following the Closing Date; nor shall there be pending or threatened any litigation, suit, action or proceeding by any party which (i) seeks to restrain or prohibit the transactions contemplated by this Agreement; (ii) challenges the legality or the validity of the transactions contemplated by this Agreement; or (iii) seeks damages from Buyer or Company as a result of the transactions contemplated by this Agreement.

          (e) Required Consents. All statutory and regulatory consents and approvals which are required under the laws or the regulations of the United States or any other Authority shall have been obtained; all necessary consents and approvals of third parties to the transactions contemplated hereby shall have been obtained including those consents listed on Schedules 3.1(a) and
4.3 hereto.

          (f)  Audits.   The Auditors shall have completed and
delivered to the Company and the Buyer the Audits.

          (g) Due Diligence. Buyer shall be satisfied with results of its financial, business and legal due diligence review of the Company and the Audits.

          (h) Actions by Sellers; Certificates. All actions to be taken by the Seller and Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be in reasonably satisfactory form and substance satisfactory to the Buyer.

          (i) Stockholder Approval. This Agreement shall have received any requisite approval of the stockholders of Buyer.

     7.2  Conditions Precedent to the Obligations of Seller and
Company with Respect to the Closing.

          The obligations of the Seller and the Company to consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in whole or in part by the Seller at the option of the Seller):

          (a) Performance of Agreements. The Buyer shall have performed all the covenants and complied with all the provisions required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.

          (b)  Representations and Warranties.  The
representations and warranties of Buyer set forth in Section 3.2 shall have been true and correct on the date when made and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date.

          (c) Opinion of Counsel. Seller shall have received from Williamson, Friedberg & Jones, counsel for Buyer an opinion dated the Closing Date, in substantially the form of Exhibit "C" hereto.

          (d) No Injunction; Litigation, etc. No statute, rule or regulation or order of any court or other authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement; nor shall there be pending or threatened any litigation, suit, action or proceeding by any party which (i) seeks to restrain or prohibit the transactions contemplated by this Agreement; (ii) challenges the legality or the validity of the transactions contemplated by this Agreement; or (iii) seeks damages from Sellers or Company as a result of the transactions contemplated by this Agreement.

          (e) Required Consents. All statutory and regulatory consents and approvals which are required under the laws or the regulations of the United States or any other Authority shall have been obtained; all necessary consents and approvals of third parties to the transactions contemplated hereby shall have been obtained including those consents listed on Schedule 3.2(b).

          (f) Actions by Buyer; Certificates. All actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance satisfactory to the Seller.

ARTICLE VIII
REMEDIES FOR BREACH OF THIS AGREEMENT

     8.1  Survival of Representations and Warranties.

          All the representations and warranties of the parties contained in this Agreement, including the Disclosure Schedules, shall survive the Closing hereunder (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect forever thereafter (subject to any applicable statute of limitations).

     8.2  Indemnification Provisions for Benefit of Buyer and
Company.

          The Seller shall indemnify and hold harmless the Company and the Buyer, at all times after the date of this agreement, against and in respect all Adverse Consequences resulting from:

          (a) Undisclosed Liabilities. All Liabilities of the Company of any nature, whether accrued, absolute, contingent, or otherwise, existing as of the date of Closing excepting those listed on Schedule 4.10, including, without limitation, any tax liabilities, accrued in respect of, or measured by the Company's income for any period prior to June 30, 1997, or arising out of transactions entered into, or any state of facts existing, prior to such date;

          (b) Interim Liabilities. All Liabilities of, or claims against, the Company arising out of the conduct of the Company's business between December 31, 1996 and the Closing, excepting those Liabilities disclosed on the June 30, 1997 unaudited balance sheet or incurred in the Ordinary Course of Business since June 30, 1997;

          (c) Taxes. All the Company's Taxes attributable to or apportioned to any period on or before June 30, 1997 and Seller's Taxes (including, but not limited to, those Taxes arising on account of the transactions contemplated in this Agreement). For the purposes of this section, Taxes shall be deemed attributable to or apportioned to a period on or before June 30, 1997 if (i) such Taxes are for the taxable year or other tax reporting period that ends on or before or (ii) such Taxes are apportionable to the pre-Closing portion of a straddle year.

          (d) Misrepresentations. Any damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of the Seller, under this agreement, or from any misrepresentation in or omission from this Agreement or any Schedule to this Agreement; and

          (e) Incidental Expenses. All actions, suits, proceedings, demands, assessments, judgments, costs, reasonable attorney's fees, and reasonable expenses incident to any of the foregoing, to the extent that such items described in this
Section 8.2 exceed in the aggregate $50,000.00.

     The Seller shall reimburse the Company or the Buyer, on demand, for any payment made by the Company or the Buyer at any time after the date of this Agreement, in respect of any liability or claim to which the foregoing indemnity relates.

     Seller and Buyer agree that any indemnification payments made pursuant to this Section 9 shall be treated for tax purposes as an adjustment to the Stock Consideration unless otherwise required by applicable law.

     Seller shall not be obligated to indemnify the Buyer and the Company pursuant to this Section 8.2 unless the aggregate of all such indemnification claims exceeds $50,000.00 (the "Threshold"), in which event the Seller shall be liable for all amounts in excess of the Threshold.

     8.3  Recoupment from Stock Consideration.

          The Buyer shall have the option of setting-off all or any part of any Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this
Article VIII) by notifying any Seller that the Buyer is reducing the number of shares to be issued as the Stock Consideration if the claim is made before the issuance of the Stock Consideration and the Buyer elects to exercise its right of set-off at Buyer's option. The use of this set-off method shall in no way limit the Seller's indemnification obligations under this Article VIII.

     8.4  Time Limitations.

          Seller shall not be required to indemnify Buyer under
Section 8.2(a), (b) or (d) for claims made for Adverse Consequences (other than those related to the representations and warranties in Sections 3.1(a), 3.1(d), 3.1(e), 4.2 and 4.12 which shall not be subject to this time limitation), unless on or before the date 2 years from the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer.

     8.5  Matters Involving Third Parties.

          (a) If any third party shall notify Buyer with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against Seller under Section 8.2, then the Buyer shall promptly notify Seller thereof in writing; provided, however, that no delay on the part of the Buyer in notifying Seller shall relieve the Seller from any obligation hereunder unless (and then solely to that extent) the Seller is prejudiced by such delay.

          (b) Seller will have the right to defend the Buyer against the Third Party Claim with counsel of Seller's choice so long as (i) the Seller notifies the Buyer in writing within 15 days after the Buyer has given notice of the Third Party Claim that the Seller will indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer, relating to the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) the Seller conducts the defense of the Third Party Claim actively and diligently.

           (c) So long as the Seller is conducting the defense of the Third Party Claim in accordance with Section 8.5 (b) above,
(i) the Buyer may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
(ii) the Buyer will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Seller (not to be withheld unreasonably) and (iii) the Seller will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Buyer (not to be withheld unreasonably).

          (d) In the event any of the conditions in Section 8.5(b) above is or becomes unsatisfied, however, after conferring and consulting with the Seller (i) the Buyer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate, (ii) the Seller will reimburse the Buyer promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and reasonable expenses) to the extent that such costs are in excess of the amount specified in Section 8.2(e), and (iii) the Seller will remain responsible for any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

          (e) In the event that Seller exercises his right to defend under Section 8.5(b), Buyer shall reimburse Seller for his reasonable attorney's fees and reasonable defense costs up to an amount not to exceed the amount specified in Section 8.2(e), less any incidental expenses previously incurred or reimbursed by Buyer under Section 8.2(e).

     8.6  Other Indemnification Provisions.

          The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. The Seller hereby agrees that he will not make any claim for indemnification against the Company by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

ARTICLE IX
TERMINATION

     9.1  Termination of Agreement.

          Certain of the Parties may terminate this Agreement as provided below:

          (a) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Buyer is not reasonably satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Company;

     9.2  Effect of Termination; Survival.

          If any Party terminates this Agreement pursuant to 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, except for any Liability of any Party arising from a breach of this Agreement prior to such termination or from breaches of obligations of confidentiality.

ARTICLE X
MISCELLANEOUS

     10.1 Press Releases and Public Announcements.

          No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Parties prior to making the disclosure).

     10.2 Third-Party Beneficiaries.

          This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     10.3 Entire Agreement.

          This Agreement, together with the exhibits and schedules referred to herein, constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     10.4 Succession and Assignment.

          This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     10.5 Counterparts.

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     10.6 Headings.

          The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 Notices.

          All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed

          If to the Seller:

          Douglas R. Colkitt, M.D.
          9363 Blind Path Road
          Sarasota FL  34242

          Copy to:

          Eric Schaffer, Esquire
          Reed Smith Shaw & McClay
          James H. Reed Building
          435 Sixth Avenue, P.O. Box 2009
          Pittsburgh PA  15230

          If to the Buyer:

          EquiMed, Inc.
          6075 The Corners Parkway
          Suite 120
          Norcross GA  30092


          Copy to:

          Marcy Colkitt, Esquire
          P.O. Box 607
          Indiana PA  15701-0607

          and

          Iles Cooper, Esquire
          Williamson, Friedberg & Jones
          Ten Westwood Road, P.O. Box 1190
          Pottsville PA  17901-1190


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, or messenger service, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     10.8 Governing Law.

          This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     10.9 Amendments and Waivers.

          The Parties may mutually amend any provision of this Agreement at any time prior to the Closing with the prior authorization of their respective boards of directors. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     10.10     Severability.

          Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     10.11     Expenses.

          Each of the Parties, will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that the Company has not borne or will not bear any of the Seller's costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

     10.12     Construction.

          The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     10.13     Incorporation of Exhibits and Schedules.

          The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                              EQUIMED, INC.


                              BY:/s/ Jerome Derdel, M.D.
                              JEROME DERDEL, M.D.

                              ANESTHESIA SOLUTIONS, INC.


                              BY:/s/ Douglas R. Colkitt, M.D.
                              DOUGLAS R. COLKITT, M.D.,
                              PRESIDENT